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                                                                     Exhibit 5.1


                               Faegre & Benson LLP
                               2200 Norwest Center
                             90 South Seventh Street
                              Minneapolis, MN 55402

                                  June 14, 2000



Wilsons The Leather Experts Inc.
7401 Boone Avenue North
Brooklyn Park, Minnesota  55428

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering of up to 1,250,000 shares of Common Stock, par value $.01 per share (the "Shares"), of Wilsons The Leather Experts Inc., a Minnesota corporation (the "Company"), pursuant to the Company's 2000 Long Term Incentive Plan, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                 Very truly yours,

                                                 /s/ Faegre & Benson LLP

                                                 FAEGRE & BENSON LLP